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                                                                    Exhibit 99.1


Contact:     MEDIA                           INVESTORS
             Brad Bishop                     Sam Leno
             Public Affairs, North America   Chief Financial Officer
             574-372-4291                    574-372-4790
             bradley.bishop@zimmer.com       sam.leno@zimmer.com

             Karin Bossi
             Public Affairs, Europe
             +41 (0) 52 262 72 34
             karin.bossi@centerpulse.com



             ZIMMER COMPLETES ITS EXCHANGE OFFER FOR CENTERPULSE
               TO CREATE WORLDWIDE #1 PURE-PLAY IN ORTHOPAEDICS

         COMBINATION HAS UNRIVALED PRODUCT BREADTH AND R&D CAPABILITY
          GIVES ZIMMER A LEADING PRESENCE IN U.S., EUROPE AND JAPAN


(WARSAW, IN) OCTOBER 2, 2003 - Zimmer Holdings, Inc. (NYSE and SWX: ZMH), a world leader in reconstructive and trauma products, today announced the closing of its exchange offer for Centerpulse AG (NYSE: CEP; SWX: CEPN), a leading orthopaedic medical device company based in Switzerland that services the reconstructive joint, spine and dental implant markets. Zimmer also announced today the closing of its exchange offer for InCentive Capital AG, a company that beneficially owns 18.3% of the issued Centerpulse shares. As a result of the exchange offers, Zimmer beneficially owns 98.7% of the issued Centerpulse shares (including the Centerpulse shares owned by InCentive Capital) and 99.9% of the issued InCentive Capital shares. Zimmer intends promptly to initiate the compulsory acquisition process under Swiss law to acquire all of the shares of Centerpulse and InCentive Capital that remain outstanding.

The Zimmer-Centerpulse combination creates the worldwide #1 pure-play Orthopaedics company with combined 2002 sales of over $2 billion, more than 100,000 products in the reconstructive, trauma, spine, dental and orthopaedic surgical categories, a 2,000-member sales force, more than 1,000 patents and more than one million square feet of manufacturing capacity. The combined company will generate approximately 25% of its sales in Europe, more than double the volume of Zimmer as a stand-alone company. The combination is expected to be breakeven to First Call's consensus 2004 EPS estimate for Zimmer as a stand-alone company, before synergies, one-time charges and integration costs.




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"This is a historic day -- in recent times, the management teams of both Zimmer and Centerpulse had reinvigorated our respective companies to recapture our records of success," said Ray Elliott, Chairman, President and CEO of Zimmer. "Today, the combination of our two world-class companies creates a new #1 pure-play in orthopaedics fueled by both the desire and the persistence to truly transform this fast-growing worldwide industry. Advanced technologies, such as Minimally Invasive Solutions TM (MIS TM) Procedures and Technologies and exciting new developments in the spine and dental segments will expand Zimmer's potential. This strategic transaction solidifies our industry leadership and creates a powerful engine for future growth with exceptional research and development capabilities, a dedicated and culturally diverse workforce, and vendors, partners, and sales representation worthy of envy. Patient quality of life and a passion to win will continue to guide us. Together, we are the PERFECT FIT."

With the addition of Centerpulse, Zimmer bolsters its presence in Europe, complementing its market strengths in the U.S. and the Japan/Asia Pacific regions. The combination makes Zimmer the market leader in Europe -- one of the world's largest hip replacement markets with double-digit annual growth in reconstructive implant sales -- as well as the market leader in the United States and Japan. Centerpulse also provides immediate access to a strong capability and product line in the spine market, the industry's fastest growing segment with a CAGR of 25% and gross profit margins of 80%. These contributions are expected to further enhance Zimmer's significant financial strength.

Continued Elliott, "Today also marks the launch of our worldwide integration effort, and we're hitting the ground running with a strong team being built from both companies to lead and execute our plan. To our own team, we have added the worldwide integration process expertise of the Boston Consulting Group centered in Chicago and Zurich. We welcome our new family from Centerpulse and our new executive leadership team, which will be the subject of a separate announcement to follow. We are committed to bringing these two great companies and their people together in a way that our customers barely notice but that our competitors will not forget."



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Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer is the worldwide leader in the design, development, manufacture and marketing of reconstructive orthopaedic, spinal and dental implants, trauma products and related orthopaedic surgical products. Zimmer has operations in more than 20 countries around the world and sells products in more than 70 countries. For the year 2002, the worldwide combined revenues of Zimmer and Centerpulse were approximately $2.2 billion.

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SAFE HARBOR STATEMENT

This press release contains forward-looking statements based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management's beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as "may," "will," "expects," "believes," "anticipates," "plans," "estimates," "projects," "targets," "forecasts," and "seeks" or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, price and product competition, rapid technological development, demographic changes, dependence on new product development, the mix of our products and services, supply and prices of raw materials and products, customer demand for our products and services, our ability to successfully integrate acquired companies, control of costs and expenses, our ability to form and implement alliances, international growth, U.S. and foreign government regulation, product liability and intellectual property litigation losses, reimbursement levels from third-party payors, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the disclosure materials filed by Zimmer with the U.S. Securities and Exchange Commission. Zimmer disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this document are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.